INDEPENDENT AUDITOR'S CONSENT





We consent to the use in the Registration Statement and Prospectus of Biorelease Corp. of our report dated October 18, 1999, accompanying the financial statements of Polar Molecular Corporation contained in such Registration Statement, and to the use of our name and the statements with respect to us, as appearing under the heading "Experts" in the Prospectus.




HEIN + ASSOCIATES LLP

Denver, Colorado
January 13, 2000



Consents\BioreleaseD99